Exhibit 12.1

PNM RESOURCES, INC. AND SUBSIDIARIES
Ratio or Earnings to Fixed Charges
(1,000's)

Line		Three Months Ended	Year Ended December 31,
		03/31/07
No.		As Restated, see Note 16	12/31/06	12/31/05	12/31/04	12/31/03	12/31/02	12/31/01
	Fixed charges, as defined by the Securities and Exchange Commission:

1	Interest on Long-term Debt	$24,009	$95,301	$75,736	$46,702	$59,429	$56,409	$62,716
2	Amortization of Debt Premium, Discount and Expenses	1,573	4,417	3,642	2,697	2,838	2,302	2,346
3	Other Interest	12,346	45,811	14,299	2,319	5,423	2,859	(42)
4	Estimated Interest Factor of Lease Rental Charges	5,457	19,714	20,643	19,617	20,452	23,233	22,856

5	Total Fixed Charges	$43,385	$165,243	$114,320	$71,335	$88,142	$84,803	$87,876

	Earnings, as defined by the Securities and Exchange Commission:

6	Consolidated Net Earnings from Continuing Operations	$29,798	$121,346	$69,725	$86,962	$57,842	$62,976	$149,137
7	Income Taxes	17,898	63,970	32,861	49,247	27,889	33,032	81,063
8	Add Fixed Charges as Above	43,385	165,243	114,320	71,335	88,142	84,803	87,876

9	Earnings Availabe for Fixed Charges	$91,081	$350,559	$216,906	$207,544	$173,873	$180,811	$318,076

10	Ratio for Earnings to Fixed Charges	2.10	2.12	1.90	2.91	1.97	2.13	3.62